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                                                                    Exhibit 12



               American General Finance, Inc. and Subsidiaries

              Computation of Ratio of Earnings to Fixed Charges



                                          Years Ended December 31,
                                1995      1994      1993      1992      1991
                                           (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes        $115,549  $392,001  $336,830  $262,716  $218,500
  Interest expense             517,475   416,233   379,764   398,168   440,086
  Implicit interest in rents    12,817    10,741    10,462     8,641     8,731

Total earnings                $645,841  $818,975  $727,056  $669,525  $667,317


Fixed Charges:
  Interest expense            $517,475  $416,233  $379,764  $398,168  $440,086
  Implicit interest in rents    12,817    10,741    10,462     8,641     8,731

Total fixed charges           $530,292  $426,974  $390,226  $406,809  $448,817


Ratio of earnings to
  fixed charges                   1.22      1.92      1.86      1.65      1.49
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